CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the inclusion in the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 51 to the Registration Statement on Form N-1A of Fidelity Advisor Series IV: Fidelity Institutional Short-Intermediate Government Fund (formerly Fidelity Institutional Short-Intermediate Government Portfolio - Class I), of our report dated January 10, 1996 on the financial statements and financial highlights included in the November 30, 1995 Annual Report to Shareholders of Fidelity Institutional Short-Intermediate Government Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.
/s/COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
January 16, 1996